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                                                                      EXHIBIT 11

                            EXHIBIT 11 TO FORM 10-K

                           UMB FINANCIAL CORPORATION

                       Computation of Earnings Per Share

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                                          1999         1998          1997
                                          ----         ----          ----
BASIC EARNINGS PER SHARE
------------------------
Net income divided by                 $64,077,000   $54,214,000   $61,704,000

Weighted average shares outstanding    21,793,064    22,322,620    22,422,135

Basic earnings per share                    $2.94         $2.42         $2.75

DILUTED EARNINGS PER SHARE
--------------------------
Net income divided by                 $64,077,000   $54,214,000   $61,704,000

Weighted average shares outstanding    21,831,444    22,307,000    22,464,595

Basic earnings per share                    $2.94         $2.41         $2.74
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